EXHIBIT 10.11

RESOURCE SHARING AGREEMENT

This Resource Sharing Agreement (the “Agreement”) is made as of March 3, 2003 (the “Effective Date”), by and between SalesForce.com, Inc. (“SFDC”), a Delaware corporation, having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105, and salesforce.com/foundation (the “Foundation”), a non-profit California corporation, having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105.

RECITALS

A.	The Foundation is a non-profit entity, exempt from federal income tax under Internal Revenue Code §501(c)(3) and corresponding provisions of state law, and is classified as a public charity under Internal Revenue Code §509(a)(l).

B.	SFDC is the primary contributor to the Foundation and provides, during the term of this Agreement, certain office space, furniture, equipment, facilities, services and other resources (collectively, the “Resources”) to the Foundation.

C.	SFDC and the Foundation desire to enter into a contractual relationship regarding their relationship, including their sharing of the Resources.

NOW, THEREFORE, SFDC and the Foundation agree as follows:

1. Employees. Each party shall hire, compensate, supervise, discipline and discharge its own full-time and part-time employees, who shall be under the sole control and ultimate supervision of its own board of directors. Part-time employees of either party may also be part-time employees of the other party. Full-time employees of SFDC may from time to time perform services for the Foundation. The Foundation shall not be required to reimburse SFDC for such services. Each party shall be responsible for employee benefits for its own employees. To the extent SFDC pays premiums or other amounts for employee benefits for Foundation employees, the Foundation shall reimburse SFDC for such amounts.

2. Office Space. SFDC leases office space at The Landmark @ One Market, San Francisco, California 94105 (the “Premises”), a portion of which SFDC has assigned, and shall continue to assign, to the Foundation for its direct use (the “Dedicated Space”). In addition to its use of the Dedicated Space, the Foundation also makes use of a proportionate share of common space within the Premises (the “Shared Common Space”). The Foundation’s use of the Dedicated Space and the Shared Common Space shall be rent-free. However, for tax and accounting purposes, the Foundation’s fair share of the rent specified in SFDC’s lease agreement for such use of the Premises shall be calculated, from time to time at SFDC’s discretion, by multiplying SFDC’s total rental obligation by a fraction whose numerator is the number of Foundation personnel generally making use of the Premises and whose denominator is the total number of SFDC and Foundation personnel generally making use of the Premises (such ratio to be referred to as the “Foundation Ratio”).

3. Utilities, Insurance and Similar Items of Facility Overhead. The Foundation shall not be required to reimburse SFDC for its share of SFDC’s utilities, insurance and similar items of facility overhead arising from the Foundation’s use of the Premises. However, for tax and accounting purposes, the Foundation’s fair share of such utilities, insurance and other items of overhead shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of such items by the Foundation Ratio.

4. Furniture and Equipment. The Foundation shall not be required to reimburse SFDC for use of office furniture and equipment (including chairs, desks, phones, computers, printers, fax machines, copiers and the like) in connection with the Foundation’s use of the Premises. However, for tax and accounting purposes, the Foundation’s fair share of expenses relating to such use shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such items by the Foundation Ratio. To the extent possible, the Foundation shall use its own fax machines and color printers.

5. Software. The Foundation shall not be required to reimburse SFDC for use of basic office productivity software (including Microsoft Office and Microsoft Outlook) licensed to SFDC. However, for tax and accounting purposes, the Foundation’s fair share of expenses relating to the use of such software shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such software by the Foundation Ratio. The Foundation shall be responsible for purchasing and maintaining any additional software it may need, including graphics and layout programs such as Adobe PhotoShop.

6. Supplies and Miscellaneous Goods and Services. The Foundation shall not be required to reimburse SFDC for normal use of office supplies or other miscellaneous consumable goods and services, including supplies and expenses relating to incidental printing and mailing. The Foundation shall bear its own expenses for creating and distributing specialized marketing materials, mass mailings, and messenger and express delivery services.

7. Travel and Transportation. Each party shall separately bear its own travel and transportation expenses. Expenses relating to travel or transportation by employees, contractors or volunteers where work is performed on behalf of both parties shall be allocated to each party in proportion to the hours of work performed on the trip by the traveler, for that party, as compared to the total number of hours of work performed on the trip by the traveler.

8. Telecommunications. The Foundation shall not be required to reimburse SFDC for use of network and telecommunications equipment and facilities licensed or owned by SFDC, including networking equipment, software, bandwidth, ISP and hosting services, and the like. However, for tax and accounting purposes, the Foundation’s fair share of expenses relating to the use of such equipment and facilities shall be calculated, from time to time and at SFDC’s discretion, by multiplying the total cost to SFDC of use of such equipment and facilities by the Foundation Ratio.

9. Tracking, Billing and Payment. SFDC shall be responsible for tracking, calculating, allocating and billing any amounts that may be charged to the Foundation under this Agreement.

10. Term and Termination. This Agreement shall continue until terminated by either party with thirty (30) days prior written notice.

11. General.

(a) Governing Law, This Agreement shall be governed by the internal laws of the State of California.

(b) Entire Agreement. This Agreement represents the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SALESFORCE.COM, INC.

By:	/s/ Steve Cakebread

Name:	Steve Cakebread

Title:	CFO

SALESFORCE.COM/FOUNDATION

By:	/s/ Illegible

Name:	Illegible

Title:	Executive Director

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